Exhibit 10.6

KOCH MEDIA
Terms Summary

Parties

Playlogic International NV, having its registered office and place of business at World Trade Centre, C-Tower 10th Floor, Strawinskylaan 1041, 1077 XX Amsterdam, including all its affiliates, duly represented by Willem W. Smit, CEO of Playlogic, hereinafter referred to as “Supplier”;

and

Koch Media GmbH having its registered office and place of business at Gewerbegebiet 1, A-6604 Höfen, Austria, hereinafter referred to as “Koch”

Supplier and Koch individually referred to as “Party” and jointly referred to as “Parties”.

Whereas Supplier has certain Products that it wishes to have Distributed in the Territory for the Term

And

Whereas Koch wishes to (have) these products distributed in the Territory for the Term

Parties have entered into consultation with one another and have reached agreement on the conditions on which Koch will distribute the Product for Supplier in the Territory for the Term for which purpose Supplier will grant Koch an exclusive license, as laid down in this Terms Summary.

Definitions                             ESD: Electronic Software Download
Product(s): Titles listed in Appendix 1 and Appendix 2 on the platforms listed in Appendix 1 and Appendix 2.
Units: hardcopies of the Products.
Territory: GAS (Germany, Austria, Switzerland), FRANCE, French part of Benelux, UK, Spain, Portugal, Italy, Scandinavia
Term:   two (2) years from the launch of each Product (title) on the market. An exclusive three (3) months sell off period will be authorised by Supplier at the end of the Term.
IP Rights /Intellectual Property Rights: any patent, registered design, copyright, design right, trade mark, service mark, as well as any application to register any of the aforementioned rights, trade secrets, know-how, sui generis rights in databases and any other intellectual or industrial right of whatever nature in any part of the world, including the Source Code.
MG: minimum guarantee of the amount of Units as reflected in Appendix 1.
MG Amount: MG multiplied by Export Price.
Export Prices: export prices reflected in Appendix 1. Parties explicitly agree that the Export Prices in Appendix 1 are bottom Day1 prices and that they present an assumption of the actual export prices and that the actual amounts due can therefore increase
Day1: day 1 amount of Units as mutually planned, subject to timely release are reflected in Appendix 1.
Bottom Day1 RRP: minimum recommended retail price as reflected in Appendix 1.
RRP: recommended retail price including applicable VAT.
SOR Units: sales or return units. These are the difference amounts of units between day-1 quantity and MG quantity as per Appendix 1.
COGs: Cost of Goods which shall mean the cost in relation to the manufacturing of the Product Units on the different applicable sku´s including printed parts and platform holder licence fees as indicated in Appendix 3.

MDF: marketing development fund.

Koch’s Obligations	Koch will distribute the Product during the Term, in the Territory.

Koch ensures to release the Products as per quarters indicated in Appendix 1, provided that the Products are delivered on time to Koch by Supplier to ensure such releases. The Products will be considered to be delivered on time when Supplier has delivered the Products to Koch, latest on the Wednesday, the week before the release date of this Product.

Koch undertakes the task of marketing; of retail promotion and ofpress work for the Supplier's Products in the Territory.

Koch is obliged to spend MDF costs with a minimum of 10% per Unit of Koch's trade price, based on Day1 figures as indicated in Appendix 1 for the Supplier's Products. On request of Supplier Koch will send proofs of the expenditure. In case this 10% per Unit on the MDF is not spent for any reason, the Export Price will be increased by 10% per Unit. Koch may shift marketing funds between Products in order to achieve maximum impact (i.e. spend more on one title and less on another).

Marketing plans and assets will be submitted to Supplier before use, as to obtain prior written approval. In case approval or comments are not communicated with Koch within a period of 3 working days, the submitted plans and assets will be deemed to be approved. Koch will ensure there will be transparency with regard to the marketing efforts in all Territories. Supplier may request marketing invoices as proof of the spent marketing budget.

Koch will undertake its best endeavours to make the sale of the Products successful.

Distribution rights
Supplier grants Koch an exclusive license to distribute the Product in the Territory for the Term. Koch is not in any case authorized to sell/distribute (or have sold or have distributed) the Products outside the Territory. The licence of rights concerning ESD are non-exclusive.

Parties acknowledge and agree that Koch obtains the limited distribution rights as described above in this section only with regard to Products (to be) sold as standalone products. The distribution rights relating to the Products listed in Appendix 1 and 2 are not applicable to any sequels, prequels, adaptations, add-ons or any other not specifically mentioned derivatives, and are limited to the mentioned platforms.

IP Rights
Koch acknowledges that it has paid no consideration for the IP Rights and that any and all IP Rights in, and/or pertaining to the commercial exploitation of the Product are the property of Supplier or Supplier’s Licensors, as the case may be. Koch further acknowledges that nothing in this Terms Summary, nor the use by the Koch of any of the IP Rights, shall be construed as vesting the title to any of the IP Rights in Koch. Koch shall not register, seek to register or cause to be registered, or otherwise assert ownership in any of IP Rights including trademarks. Koch will not have the right to sublicense its rights granted by Supplier under this Terms Summary without written approval of Supplier.

PC Fairytale Fights
The release of the Title Fairytale Fights on the PC platform (on ESD and retail) will be delayed to avoid potential impact of PC piracy on console sales. The delay between the releases to be communicated to Koch in due time by Supplier.

ESD revenue for Koch PC Digital:
60-40% profit sharing (60% for Supplier and 40% for KOCH).  KOCH will have the non-exclusive license regarding ESD rights with 60% of revenues for Supplier and 40% for KOCH. Revenue will be reported by both Parties on a quarterly basis. Both Parties are free to take on PC distribution on ESD deals at all times. A List of PC games available for ESD is indicated in appendix 2. Both Parties shall communicate potential ESD deals as soon as possible to the other Party and in writing to ensure clarity and avoid redundancy or duplication. Exception: Supplier’s own ESD portal (www.gamessence.com) will be exclusive to Supplier with 100% of revenues remaining with Supplier.

Obscure
Console digital distribution on Obscure: The Aftermath regarding PSP on PSN: 30% of the net revenues collected by Supplier will be due to Koch by Supplier. Koch will maintain the MG and Day1 as agreed and reflected in Appendix 1. Supplier will send on a quarterly basis for the Term the official report from Sony on the console digital activity.

Distribution Margin
All RRPs shall be kept flexible for best results in open discussion between Koch and Supplier. Bottom Day1 RRPs mentioned in Appendix 1 will be considered to be minimum Day1 RRPs (except in case of Sudoku Ball Detective – which may be reduced to 29.99 Euros as minimum RRP to be mutually agreed upon between Parties).

For example: Fairytale Fights X360 and PS3 Bottom Day1 RRP to be 49.99 euro minimum with a target of 59.99 euro. For the avoidance of doubt, the Bottom Day1 RRP is a minimum. Amounts to be paid/due will be calculated on the basis of actual amounts received.

The parties will calculate any buy prices of Koch according to the formula as laid down in Appendix 1.

The MG and MG Amounts relating to a particular title in (a particular part of) the Territory will only be applicable if this title is not banned in (a particular part) the Territory. Same applies if in Germany no USK rating of 18 (or lower) can be obtained.

Sell off
ONLY With regard to SOR Units: if a specific Product does not generate positive sales (means sell through less than 20%) for a period of 3 (three) consecutive months in sum and the Product has been on the market for at least 12 (twelve) months, Koch is allowed to release this SOR Units of this Product for a sell-off. Koch has to give prior written notice to the Supplier. Sell-offs are defined as sales on the basis of a dealer price under [5€] (five Euro). In these cases the net revenue (after all trade discounts, bonuses, settlement discounts as well as taking into account authorised and expected returns as well as returns that have been received) is split between Koch and the Supplier on a 30/70- basis (thirty per cent for Koch and seventy per cent for Supplier).

Delivery	The Products shall be delivered free of charge:

- for the German stock, the Italian stock and the French stock for Switzerland:
to KOCH Media GmbH, Gewerbegebiet, A-6604 Höfen, Austria

- For the French stock:
to SCP Warehouse 39 zone industrielle de Bethune 2, 39 rue des Bethunes, 95000, St Ouen L aumone

- For the UK stock:

FXMS Ltd, Unit B&D
Lutyens Industrial Centre
Bilton Road
Basingstoke
RG24 8LJ

- For the Spanish Stock:
PROEIN, S.L. / Koch Media S.L
Doctor Severo Ochoa, 37

Polígono Industrial Casablanca 2
Edificio 4 – Puerta 4 A
28100 ALCOBENDAS
MADRID
SPAIN

If fees or expenses to Koch should arise from the delivery of the Products due to a failure by Supplier, they can be charged back to the Supplier.

Payment	Supplier will invoice Koch the COGs amount for the MG number of units. Koch will pay at least 1 (one) week before Supplier places the manufacturing order at the manufacturer.

Supplier will invoice Koch for the Day1 amount (which is the Day1 units multiplied by the Export Prices), minus the prepaid COGs. which is payable within 60 (sixty) days after delivery at the warehouse appointed by Koch,

With respect to the SOR units, Koch will pay the number of units sold through at 60 days after delivery at the warehouse appointed by Koch and every 30 days thereafter. Sold through units to be determined based on official sell-through reports (GFK and Chart Track data) multiplied by the appropriate factor to cover the entire market.

In case of needed price protection (partially or in full) with regard to i) the SOR Unit part of the Day1, and ii) the MG part of the Day1 only up to 20% of the MG as per Appendix 1, Koch may request a credit note from Supplier, which will be deducted from the payable amount by Koch to Supplier upon market information and sales reports, no sooner than 60 (sixty) days after release of the Product in the Territory, unless otherwise agreed by Supplier in writing in exceptional cases of extremely poor sell through.

Returns	Parties have agreed that no general returns provision is applicable, except for defective units.

Koch will have 100% return facility for SOR Units, but only if the Product is not selling. In case Koch applies for a 100% return credit nota, Koch will provide the SOR Units to Supplier and will waive its exclusive distribution rights with regard to this specific Product.

Writedown Provision
Koch cannot decrease the Bottom Day1 RRP for a specific Product before 60 (sixty) days after release of this Product. However, Supplier and Koch agree to come to an understanding in special cases where the Product is not selling. After 60 (sixty) days from release of this Product, Parties agree to discuss a decrease of the Bottom Day1 RRP in good faith and in both Parties best interest based on regular market feedback provided by Koch.

The Parties agree on a price protection of 20% of the purchase price which will be covered by Supplier in case of overstock issues and when it becomes necessary. In the event that the price protection applies, and the amount bases on the 20% of the purchase price as mentioned above under this section,  does not fully cover Koch’s losses made with regard to these unsold (not finally sold) Units , Koch may place orders at Supplier against COGs, as indicated in Appendix 3 only for compensation. This placement of orders by Koch will be negotiated between Parties, in evidence of official sell through figures, multiplied by the appropriate factor and in good faith between both Parties.

Defectives
The Supplier agrees that defect Units or Units sent back to Koch as defectives by Koch´s customers or end users will be reported to the Supplier and upon instruction will be destroyed at Koch’s expense or returned at Supplier’s cost. In both cases Supplier will credit Koch the price Koch has originally been billed for.

Re-orders	Koch can place re-orders with Supplier, but Parties agree that these re-orders have to be consistent (and not lower) to the minimal manufacturing amount of units that the manufacturer requires.

Subsequent period	an additional licensing period may be added to the Term, only if and when explicitly agreed upon by both Parties in writing.

Marketing Samples
Koch will receive 75 (seventy five) Units per Territory per sku free of charge from Supplier. Any additional Units to be used as marketing samples  Koch will be able to receive from Supplier against COGs, with a maximum of 150 (hundred fifty) Units per Territory. These Units will under no circumstance be sold as a retail Product by Koch.

Standard coop fees	unless the Parties have agreed otherwise the following standard coop fees will apply: none.

Reporting
In the first two months of the launch of any Product, a monthly detailed sales and marketing reports per Territory will be sent by Koch for the Territories to Supplier. For the remaining period of the Term, Koch will provide Supplier with a quarterly detailed sales report.

Extra printed parts
In order to help Koch stock-manage inventory in all countries Supplier agrees to let Koch repackage stock with different language sleeves. Should the situation arise that Koch has surplus inventory of a title in one language version and have a need for this product in another language version, Supplier agrees to supply Koch extra printed parts at the cost of printing so that Koch may repackage inventory. Cost for printing and repackaging are borne by Koch.

In addition to above terms the parties agree that the General Distribution Terms & Conditions (enclosed) as well as the General Delivery Conditions for Delivering Products to the Central Warehouse in Madrid (as long as they do not infringe on first parties shipping requirements) including the Cost Summary shall apply.

Supplier confirms the receipt of the following documents:

➢	Terms Summary
➢	General Distribution Terms & Conditions
➢	General Delivery and Warehousing Terms

________________, on _________
Playlogic

represented by

___________________________
Name
titles

Höfen, on _______________
KOCH Media GmbH

represented by

___________________________
Dr. Klemens Kundratitz / Dr. Reinhard Gratl
Managing Director

General Terms and Conditions of Distribution

The General Distribution Terms and Conditions apply to the business relationship between “Supplier” (Name and Address of which as in the attached Terms Summary) and KOCH Media SLU, hereinafter referred to as "Koch".

1. Subject of the agreement

The subject of these General Terms and Conditions of Distribution are all Products listed in the confirmation of terms and conditions. The product range will be referred to in its totality in the following as “the Products”. The Supplier grants Koch for the Term the distribution rights as defined in more detail in the  Terms Summary “Distribution rights”. Koch undertakes to publicise and distribute the Products or to have them publicised and distributed by its distribution companies and to include them in the distribution program in the Territory in the Terms Summary.

In the event that there should be definite indications, or that such should turn up in the course of Koch's distribution, to the effect that the publicising and/or the distribution of a product offends morals, laws or the rights of third parties, Koch retains the right not to publicise the PRODUCTS and/or to discontinue the distribution of this specific Product(s).

2. Legal relationship

The Supplier appoints Koch as his distribution partner within the Territory as stipulated in the Terms Summary for the Term . The distribution rights licensed include particularly the right to sell data carriers, the right to public representation for the purpose of sale, the right to advertise the data carriers in all media (TV, radio, press, etc.) and the right to non-commercial public presentation of same.

If the Supplier grants Koch a full or restricted exclusivity in the Territory, he simultaneously guarantees that within the framework of the granted exclusivity, not to offer any third party the products for sale, distribution or for other commercial purposes which would be in violation of the distribution transferred to Koch and / or which would narrow the sales potential of the product
If nothing is stipulated to the contrary in the Terms Summary, the distribution rights bestowed herewith on Koch shall extend to the superstores, computer trade, the music/video retail, the book trade, department stores, chains, markets, wholesalers, mail-order houses, on-line networks, lenders and the club- and end-user businesses in the Territory. Beyond the distribution channels granted to Koch in the Terms Summary the Supplier transfers the right to distribute the PRODUCTS via internet services located in the Territory. This includes software downloads as shown Terms Summary.

3. Obligations on the part of the Supplier

The Supplier shall inform Koch without delay and fully in each case regarding new releases, new versions, price changes, sell-offs, deletions and provides all Product data that are necessary to keep Koch´s Product database up to date. ..

The Supplier undertakes to use its best endeavours  to remain constantly in a position to deliver the PRODUCTS so long as the Term is in force, and to process each order without delay, in any event within ten days at the latest provided that the minimum order quantity with the manufacturer is met.

If the Parties in a particular case do not agree otherwise, the Supplier undertakes to deliver the PRODUCTS in sealed cellophane or plastic foil. If this is not done and Koch has to carry out the shrink-wrapping, then the Supplier shall bear the resultant expense (cf. the enclosed Cost Summary).

If there is a legal obligation for certification by an authority for a specific product in the respective country of the Territory the Supplier will only offer and deliver the PRODUCTS including the respective certification mark.

Insofar as the Parties to the Terms Summary have not made any other agreement in the Terms Summary, Koch may use free samples from the warehouse inventory to a reasonable extent for sales promotion and marketing purposes and charge this to the Supplier at the purchasing price. On request, Koch will provide the Supplier with information about the use of the free samples.

For the Term, the Koch undertakes to maintain a technical support service for the PRODUCTS (in case the Supplier is the publisher of the products) being marketed by Koch. This service shall deal with queries in writing and by telephone from end users during normal office hours and reply to them promptly.

4. Prices and transport

Within the framework of this Agreement the Products shall be purchased according to the terms in the Terms Summary. Koch is responsible for the insurance of the Products as of transfer to the freight carrier (if this has been determined by Koch) or as of supply by the Supplier (in the event that the freight carrier is determined by the Supplier). In the event of an insurance claim, Koch shall reimburse the Products costs of the respective Products (not including author fees, licences etc.) insofar as the insurance company does not provide any higher cover. The Products costs shall be verified by the Supplier on the basis of invoices from his Suppliers (moulding plants, print works).

The Parties agree on purchasing conditions for Koch as specified in the Terms Summary. Insofar as this does not contain any other provisions, the Supplier shall determine the publicised end sale prices for the products in this event Koch is entitled to resell the Products with full right of return to its clients.

The Products shall be provided or delivered by the Supplier as agreed in the Terms Summary. The Supplier shall be obliged to comply with the supply conditions for the supply of Products in the KOCH warehouses.

With respect to products which are delivered in retail boxes, the Supplier declares his willingness, on request by Koch, to replace goods free of charge which are or become unsaleable due to damage to the retail packaging up to the point of delivery to Koch by Supplier. The costs incurred by Koch for the repackaging of returned Products shall be charged to the Supplier in accordance with the expense incurred (see also Terms Summary).

5. Stock recall

If the Supplier recalls certain Products or demands that Koch returns them, Koch shall take steps to do so immediately. In normal circumstances, a complete recall shall take six months. Supplier must allow Koch a minimum period of six months for the recall of Products. Products that are being recalled according to the Supplier's notification will not be rendered resalable when prepared for return, but will be booked to the Supplier's depot stocks irrespective of their condition.

6. Terms and conditions of payment

Payment shall be made as described in the Terms Summary. Charges resulting from returns to the Supplier shall be immediately deducted from payments. For any repayments by the Supplier to Koch the due date for payment shall be 30 days net as of the date of the delivery note. In case of late payment of the Supplier a service fee of 1% per month is agreed and chargeable.

Koch standard insures its Suppliers in relation to the returns risk. The Supplier will upon request submit all necessary documentation to the insurance company who insures Koch’s Suppliers. Koch may retain payments until sufficient guarantees are granted if there is a shortage in insurance coverage and a resulting credit risk.

7. Expiry and extension of the agreement

Early termination:

Parties may terminate the Terms Summary in case of material breach by the other Party, taking into account a remedy period of 30 days after given notice by the non breaching Party.

In case of a breach which is not remedied within the 30 day period after breach notice, this Term Summary is terminated without further notice. In case of termination of this Terms Summary for whatever reason, licensed rights will immediately return to Supplier.

The duration Term is shown in the Terms Summary. This Terms Summary is concluded first for the duration of the Term. It shall be extended upon mutual consent

If there are definite indications that the financial situation of one Party has deteriorated to the point that he can no longer meet his contractual obligations, then in such a case the other party to the contract shall have the opportunity of threatening termination by setting out his misgivings in writing and setting a deadline of 30 days for response. The first party can either refute the expressed misgivings within the set deadline in writing, or can provide security. If this does not take place, the contract is deemed to have been terminated with immediate effect after these 30 days.

In the event of termination of the contract, the Parties shall reckon up their accounts with one another. Koch will advise Supplier of stock in the warehouse, Supplier will credit this stock in case of SOR Units and repay Koch at the prices Koch has originally been billed for and Koch shall then make the Supplier's remaining Products available for collection. The Supplier shall take back the Products at his own expense. Koch is entitled to accept returns within 3 (three) months following termination of the Terms Summary, and to charge the Supplier for the same at the latest Export Price. The Supplier can collect the Products from Koch at any time at his own expense in case of SOR Units.

8. Product defects / liability of the Supplier

The Supplier warrants that the PRODUCTS essentially performs the tasks which are included on its packaging and that it works according to commonly accepted quality standards.

If not agreed otherwise in the Terms Summary, Koch will receive “defectives” by its customers, credit them, collect them in the Central Warehouse, report defectives to Supplier from time to time and send them back at Supplier’s expense. For the handling and the separate stocking of the Defective PRODUCTS the charges laid down in the General Delivery and Warehousing Terms are applicable. If the PRODUCTS made available and notified in writing are not being collected within 30 days Koch is entitled to destroy them. In addition, the laws of the respective distribution countries (see “Territory”) shall apply between the Supplier and Koch in relation to statutory rights in respect of warranties and defects.

The sale price to be paid by Koch includes all rights needful for the sale of the PRODUCTS, in particular all copyrights and rights for use of film, picture, audio, text, animation and interactive elements. The latter include in particular any fees payable to copyright collection agencies and publishers.

The Supplier hereby declares and guarantees (1) that the PRODUCTS and the packaging thereof in each case (retail box, booklet, inlay card, etc.) absolutely conform to the laws concerning fair trading and indeed do not violate any legislation in the territory covered by the contract; (2) that he has reimbursed or will reimburse the services of all the parties involved in the Products, and that there are no third-party rights of any kind on the Products that can be lawfully pressed against Koch; (3) that he has for the duration of this Agreement all necessary rights to enter into this Agreement.

The Supplier assures that the PRODUCTS, packaging and proposed name(s) are free from the third party rights and violate neither the copyrights nor the commercial protection rights, such as patents, patented designs, taste patterns, and/or commercial labelling rights, including but not limited to copyrights and trademark rights, and also do not contravene against any other laws and regulations in the Territory.

The Supplier undertakes to indemnify Koch against any and all third party claims arising from the sale and distribution of the Products in case of an alleged violation of any copyrights, commercial protection rights, trademarks or any right of third parties. Should the continued sale and/or distribution have to be ceased as a result of a court decision as a consequence of a third party’s claim of the type described above, the Supplier will reimburse Koch for any damage and expenses (including lawyers' and court fees of Koch and/or its customers) caused.

9. Confidentiality

The parties undertake to remain silent about all business and operational matters that become known to them within the framework of  the Terms Summary, in particular stock or sales reports, statistics, customer lists etc. This applies irrespective of whether the matter in question is explicitly designated as confidential or not. The obligation to confidentiality also applies with respect to associated concerns and remains in force for 1 (one) year beyond the end of the Term .

This does not apply to such characteristics and details, (1) as were already in the possession of the other party in written form before entry into the contractual negotiations for the present contract; or (2) as have been made public without the illicit commission or omission of the other party; or (3) as a party is obliged by legal regulations to communicate to the authorities or other third parties.

10. Miscellaneous

Supplier may only offset his outstanding claims against Koch with own outstanding liabilities to Koch if the claims in question have been confirmed by a finally binding court decision or have been confirmed by Koch in writing. Claims against Koch arising from this contract cannot be assigned without prior written consent. Koch is entitled to set off outstanding claims which are owed to enterprises, subsidiaries, branch offices or other companies in which the Koch company or Franz Koch himself has a direct or indirect participation. This also applies even if the dates on which the payments become due are different.

Assignment: Koch may not assign the Terms Summary, nor may any of Koch’s rights hereunder be assigned or otherwise transferred to any third party, without Supplier’s prior written consent in each case.

Waiver: No failure or delay by either Party in exercising any right, power, or remedy under the Terms Summary shall operate as waiver of such right, power, or remedy. No waiver of any provision of the Terms Summary shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced. Any waiver by either Party of any provision of the Terms Summary shall not be construed as a waiver of such provision respecting any future event of circumstance.

Force majeure

Parties do not accept any liability if and in so far as they cannot fulfil part or all of this Terms Summary on account through no fault of their own. A failure cannot be attributable to a Party if there is a situation of force majeure.

If the non-imputable failure is of a temporary nature, then the party reserves the right to suspend the execution of this Terms Summary until the circumstance that leads to the non-imputable failure no longer occurs.

If the non-imputable failure is of a permanent nature, this Terms Summary is dissolved as of the time the permanent shortcoming takes effect. Parties will not be obliged to pay any form of damages to one another in such cases.

Supplier has the right to let an independent, registered accountant perform an audit once a year with regard to the accounts of  Koch insofar as these accounts refer directly to (the execution of) the Term Summary. Supplier will timely consult with Koch with regard to the date on which the audit will be performed. This audit will only take place during business hours and in such manner that Koch’s normal business activities are not unnecessarily interfered with.

The costs of this audit will be for the account of Supplier, unless said audit shows that the amount paid was insufficient and the difference between the actual amount paid and the amount due is more than 3% (three percent). In this case the costs of the audit will be for the account of Koch.

EXCEPT AS EXPRESSLY PROVIDED IN THIS TERMS SUMMARY, THE LIABILITY OF SUPPLIER, IF ANY, FOR DAMAGES IN RESPECT OF NEGLIGENCE, BREACH OF CONTRACT, TORT, MISREPRESENTATION OR ANY OTHER LEGAL LIABILITY UNDER THIS TERMS SUMMARY SHALL BE LIMITED TO THE ACTUAL AMOUNTS PAID BY KOCH TO SUPPLIER HEREUNDER.  IN NO EVENT SHALL SUPPLIER BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR THE LOSS OF ANTICIPATED PROFITS ARISING FROM ANY BREACH OF THIS TERMS SUMMARY EVEN WHERE SUPPLIER HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER ANY REMEDY PROVIDED HEREIN FAILS OF ITS ESSENTIAL PURPOSE.

This contract, in accordance with the intentions of the parties, shall have validity also for the legal successors on both sides. The Appendices and enclosures attached to this contract are integral components thereof. Amendments and additions to this contract and/or to the enclosures and Appendices must be executed in writing. This applies also to a renunciation of the requirement for the written form. A fax version of this agreement or amendments is valid. No verbal agreements have been made. The use of other General Business Conditions than this are expressly ruled out by both parties. The contracting parties herewith confirm that contractual performance and consideration are adequate and in accordance with the parties` economic intentions. Any rescission of the contract based on error, consideration being less than half of true value or on similar grounds is herewith excluded. If one of the terms of the contract should turn out to be wholly or partially invalid, the remaining terms shall not be affected thereby. The invalid term shall be interpreted according to its sense and replaced by a new regulation that achieves the commercial purpose of the invalid term as much as possible. Austrian Law applies to this contract. The exclusive place of jurisdiction for any possible disputes arising out of this Agreement is agreed to be the court that has competence Koch.

KOCH MEDIA

General Delivery and Warehousing Terms -

1. Delivery deadlines and confirmation of orders

On our orders we indicate the required delivery date (goods-in at point of delivery) for every item. KOCH Media will deem this delivery date as binding unless within five (5) working days from receipt of order this has been declined on the written order confirmation by supplier, which then has to state a new delivery deadline. KOCH Media will charge back to the supplier any damages claimed by customers because of late deliveries and any increased shipping costs.

If you ship more than one pallet, please send a short fax or an e-mail at least one day before the goods reach our warehouse to Mr. ____________ ______________

2. Delivery notes

Delivery notes and invoices have to be made out exactly for the same items and goods as delivered per shipment (no collective invoices and documentation will be accepted).
The documents must contain the following information:
1)	KOCH Media order number (JB number)
2)	KOCH Media article number and description
3)	Number of items ordered / number of items delivered
4)	Number of parcels

This information has to be provided also for backlog deliveries or when more than one order is dispatched in one delivery. In urgent cases and in relation to partial deliveries all delivery notes should be faxed beforehand to your responsible contact in KOCH Media’s Purchase Department.

3. Invoices

All invoices have to be mailed separately to the address indicated on the order documents. All deliveries from European Community member states (except Spain) have to be invoiced in the contractually agreed currency quoting the respective tax ID number. These invoices have to be made out free of VAT.

We assume that all deliveries from non-EC member states are free of customs or other excise costs. Any costs incurred by KOCH Media because of customs or excise payments will be charged back in full unless stated differently in the contract.

4. Acceptance of deliveries

Goods-in Department will only accept deliveries from Monday to Friday (except on public holidays in Spain) from 8:00  – 12:00 and 13:00 – 16:00.

Any other delivery times or dates have to be agreed before delivery either with our goods-in manager ____________.

5. Packaging and labelling of goods

a.)  Individual products

The packaging of individual products has to comply exactly with the requirements of the client. Changes without a written agreement are not permitted. Every product has to be labelled clearly with a scannable bar code and the article number.  The bar code may only be applied once to the packaging. If a cardboard packaging contains a jewel case then the jewel case should either not be labelled at all or be labelled with a different bar code.

ATTENTION: the product data, especially the bar code, contents, weight and volume (morphological data) may not be changed in subsequent deliveries once the initial delivery has been made.

Our clients exclusively request products in cellophane wrapping. Therefore only cellophane wrapped goods (without third party stickers) may be shipped to our warehouse. In exceptional cases when cardboard packaged goods are sealed with a "flap" please contact and agree with the responsible KOCH Media product manager if delivered goods have to cellophaned or not.

b.)  Packaging Units

Only industry agreed packaging units may be used:
Jewel case           25 items, dimensions 267 mm x 129 mm, height 142 mm
DVD                             maximum allowable  30 items
Hardware             maximum allowable  30 items

•	Every packaging unit must contain the same number of products.
•	A packaging unit may not exceed the dimensions of 600 x 400 x 300 mm (length x width x height) and a maximum weight of 25 kg per cardboard box.
•	Subsequent deliveries always have to contain the same number of items per packaging unit as the initial delivery.

c.) Pallets / package wrapping

All boxes on a EURO pallet at least have to be secured and made safe for transport by wrapping foil. The number of packaged items has to be documented on the delivery note and the accompanying shipping documents.

Please avoid padding wherever possible. Any wrapping and any padding should be made of one type of materials for environmental reasons. Padding must not be made of plastics, polystyrene or industrial waste material.

Only EURO-pallets (120 x 80 cm) may be used! The total height (incl. Pallet base) must not exceed 150 cm. Projections of up to 5 cm will be tolerated. In principal all pallets have to be delivered only with one type of goods and the packaging units have to be assembled on the pallet so that the labels can be read from the front (the side with dimensions of 80 cm). Two articles per pallet may be delivered if it is possible to clearly keep the boxes apart in two halves (40 x 120 each) and all the other requirements can be fulfilled.

6. New products, new versions/updates of Productss and recalls

A new version of a product is not only a change of content but also any change to its dimensions in length, height and width for more than
+/- 1 mm and changes in weight of more than +/- 2 grams per item.

Under no circumstances may new version of products bear an already used bar code or article number. New versions of products may never be delivered on the basis of an order for an old / to be discontinued version.

KOCH Media has to be informed of deletions or the introduction of a new version at least 4 weeks before a new quarter (1.1/ 1.4 / 1.7 / 1.10) the new product is introduced or the old is being deleted. KOCH Media will return all stocks of a deleted product without repackaging.

7.  Goods-in differences

Please verify all and any differences in delivered items reported by the KOCH Media goods-in department. We assume you accept these differences unless you reply differently within two (2) working days.

You will be informed of erroneous deliveries, which are kept ready for collection. Should you fail to collect the goods within 14 days, KOCH Media will return all goods at your cost (you will pay delivery charges on receipt of goods).

8. Faulty goods and returns

Goods already damaged on delivery (damage during transport etc.) will be reported to the supplier within 48 hours of delivery and will be destroyed or returned at your cost depending on our agreement with you. Damaged of faulty goods returned by our clients will be accepted by KOCH Media and destroyed after informing the supplier.

KOCH Media always checks goods returned by our clients with regards to cleanness and quality. Then the goods will be re-stocked. This only applies to goods where there is a good chance (stocks, product life cycle) that these goods can be re-delivered.

Goods on consignment, which are no longer corresponding to the internal requirements to be re-stocked, are not repackaged and will be returned to the supplier. Depending on the agreement with the supplier KOCH Media may be in a position to destroy these goods.

9. Transport guidelines

Should in exceptional cases the freight costs of delivered goods be borne by KOCH Media, the goods may only be handed over to the shipping agent commissioned by KOCH Media. Should the supplier send the goods using a different transport agent, he will have to bear these costs in full.

10. Contacts

Person,	Responsibility	Telephone	Fax/Voicemail